Exhibit 23.6

Consent of Independent Auditors

We consent to the incorporation by reference in this registration statement on Form S-4 and related prospectus/proxy statement of our report dated January 16, 2014, with respect to the statement of assets acquired of the VIMOVO Product Line of AstraZeneca LP as of December 31, 2012, and the related statement of net revenues and direct expenses for the year then ended, which report appears in the Form 8-K/A of Horizon Pharma, Inc. dated February 6, 2014.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 25, 2014